Exhibit 99.1

Hampden Bancorp, Inc. Reports a 42% Increase in First Quarter Results and Declares Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--November 6, 2012--Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three months ended September 30, 2012.

The Company had a $225,000 increase in net income for the three months ended September 30, 2012 to $761,000, or $0.14 per fully diluted share, as compared to $536,000, or $0.09 per fully diluted share, for the same period in 2011. The provision for loan losses decreased $250,000 for the three month period ended September 30, 2012 compared to the same period in 2011 due to decreases in non-accrual and impaired loans and continued improvement in general economic conditions. The Company had an increase in net interest income of $143,000 for the three months ended September 30, 2012 compared to the same period in 2011. For the three month period ended September 30, 2012, interest expense decreased by $176,000, or 11.1%, compared to the three month period ended September 30, 2011. This decrease in interest expense included a decrease in deposit interest expense of $207,000 due to a decrease in rates partially offset by an increase in borrowing interest expense of $31,000 due to an increase in balances. For the three months ended September 30, 2012, the Company had a gain on the sale of loans of $195,000 compared to $109,000 for the same period in 2011, which contributed to the $145,000 increase in total non-interest income. Due to interest rate risk, the Company has decided to sell the majority of its current originations of long-term fixed rate mortgages. Non-interest expense increased $100,000, or 2.3%, for the three months ended September 30, 2012 compared to the three months ended September 30, 2011 due to increases in data processing services, FDIC insurance expense, and debit card losses. Our combined federal and state effective tax rate was 39.3% for the three months ended September 30, 2012 compared to 34.2% for the same period in 2011.

The Company’s total assets increased $30.2 million, or 4.9%, from $616.0 million at June 30, 2012 to $646.2 million at September 30, 2012. Net loans, including loans held for sale, increased $13.8 million, or 3.4%, to $421.1 million at September 30, 2012. Total liabilities increased $30.3 million, or 5.7%, from $528.8 million at June 30, 2012 to $559.1 million at September 30, 2012. Deposits increased $18.1 million, or 4.2%, to $452.9 million at September 30, 2012 from $434.8 million at June 30, 2012. Money market accounts increased $14.1 million, demand deposits increased $5.8 million, and savings accounts increased $161,000. Certificates of deposits decreased $1.3 million and NOW accounts decreased $675,000. The Company has been focused more on obtaining core deposits than time deposits.

Non-performing assets totaled $4.4 million or 0.68% of total assets, at September 30, 2012 compared to $4.1 million, or 0.67% of total assets, at June 30, 2012. Total non-performing assets included $2.8 million of non-performing loans and $1.6 million of other real estate owned. From June 30, 2012 to September 30, 2012, residential mortgage non-performing loans have increased $262,000; consumer, including home equity and manufactured homes, non-performing loans have increased $219,000; commercial non-performing loans have increased $49,000; and commercial real estate non-performing loans have decreased $3,000. Impaired loans totaled $17.2 million as of September 30, 2012, of which $14.4 million, or 83.8%, are current with all payment terms. The Company has established $207,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.22% as of September 30, 2012, management believes it is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans ratio decreased from 225.59% at June 30, 2012 to 184.12% at September 30, 2012.

Short-term borrowings, including repurchase agreements, increased $4.5 million, or 43.7%, to $14.8 million at September 30, 2012 from $10.3 million at June 30, 2012. This increase consisted of an increase of $7.0 million in short-term borrowings and a decrease of $2.5 million in repurchase agreements. Long-term debt increased $8.1 million, or 10.6%, to $84.7 million at September 30, 2012 from $76.7 million at June 30, 2012.

Stockholders’ equity decreased $128,000, or 0.1%, to $87.0 million at September 30, 2012 from $87.2 million at June 30, 2012. During the quarter ended September 30, 2012, the Company purchased 107,790 shares of Company stock for $1.4 million, at an average price of $12.86 per share pursuant to the Company’s previously announced stock repurchase program. A partial offset to the increase in treasury stock was a $522,000 increase in retained earnings, a $406,000 increase in accumulated other comprehensive income, a $140,000 increase in additional paid in capital and a $106,000 increase in unearned compensation - ESOP. Our ratio of capital to total assets decreased to 13.5% at September 30, 2012 compared to 14.2% at June 30, 2012. The Company’s book value as of September 30, 2012 was $14.85 compared to $14.60 at June 30, 2012.

Glenn S. Welch, President and COO stated, “Loan growth in the quarter, primarily within the commercial portfolio, was the strongest we have seen in several years. Our continued effort at reaching out to business owners to be their local bank of choice has begun to resonate within our market. Our pipeline of loans in the residential and commercial groups is strong. Deposit growth during the quarter was good and included $5,000,000 in funds from the Commonwealth of Massachusetts designated to help fund our new small business initiative. Our performance ratios continue to improve although we have seen some margin compression as long term rates continue to stagnate. Our asset quality ratios are good and reserves appear to be adequate. We believe that as the economy continues to improve and the election gets behind us, we have the right team in place to significantly exceed the average growth in our market.”

The Company announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.04 per common share, payable on November 30, 2012, to shareholders of record at the close of business on November 16, 2012.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At September 30,	At June 30,
	2012	2012
Selected Financial Condition Data:	(In Thousands)

Total assets	$646,156	$615,957
Loans, net (1)	421,091	407,271
Securities	141,718	143,851
Deposits	452,907	434,832
Short-term borrowings, including repurchase agreements	14,822	10,315
Long-term debt	84,746	76,661
Total stockholders' equity	87,032	87,160
(1) Includes loans held for sale of $890,000 at September 30, 2012, and $927,000 at June 30, 2012.

	For The Three Months Ended September 30,
	2012	2011
Selected Operating Results:	(In thousands, except share data)

Interest and dividend income, including fees	$6,209	$6,242
Interest expense	1,408	1,584
Net interest income	4,801	4,658
Provision for loan losses	50	300
Net interest income after provision for loan losses	4,751	4,358
Non-interest income	771	712
Gain on sales of loans, net	195	109
Non-interest expense	4,464	4,364
Income before income tax expense	1,253	815
Income tax expense	492	279
Net income	$761	$536

Basic earnings per share	$0.14	$0.09
Basic weighted average shares outstanding	5,495,803	6,197,529

Diluted earnings per share	$0.14	$0.09
Diluted weighted average shares outstanding	5,584,946	6,289,909

	For The Three Months Ended September 30,
	2012	2011
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.49%	0.38%
Return on average equity (ratio of net income to average equity)	3.46%	2.29%
Average interest rate spread (2)	3.07%	3.16%
Net interest margin (3)	3.32%	3.49%
Efficiency ratio (4)	77.41%	79.65%
Non-interest expense to average total assets	2.90%	3.08%
Non-interest income to average total assets	0.63%	0.58%
Dividend pay-out ratio (5)	30.80%	37.28%

(1) Ratios for the three months ended September 30, 2012 and 2011 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities, annualized.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets, annualized.
(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(5) Dividends declared per share divided by basic net income per common share.

	At September 30,	At June 30,
	2012	2012
Asset Quality Ratios:
Non-performing loans to total loans	0.66%	0.56%
Non-performing assets to total assets	0.68%	0.67%
Allowance for loan losses to non-performing loans	184.12%	225.59%
Allowance for loan losses to total loans	1.22%	1.26%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com